EXHIBIT 99

Public Service Enterprise Group 80 Park Plaza Newark, NJ 07102 Ørsted Offshore North America 399 Bolyston Street, 12th floor Boston, MA 02116

CONTACTS:

Investor Relations	Media Relations
Carlotta Chan	Marijke Shugrue
Carlotta.Chan@pseg.com	Marijke.Shugrue@pseg.com
973-430-6565	908-531-4253

Media Contacts
Lauren Burm
Ørsted North America
617-309-8730
laubu@orsted.com

PSEG to Acquire 25% Ownership Interest in Ocean Wind,

New Jersey’s First Offshore Wind Farm

PSEG Partnership with Ørsted NA Initiates Investment in Offshore Wind,

Supports New Jersey’s Clean Energy Goals and Economic Development

(NEWARK, N.J. – December 4, 2020) Public Service Enterprise Group (PSEG) today announced it has entered into a definitive agreement with Ørsted North America (Ørsted) to acquire a 25% interest in the 1,100-megawatt Ocean Wind project. This alliance, combining Ørsted’s global expertise in offshore wind with PSEG’s state and regional experience executing complex energy infrastructure projects and power market knowledge, will benefit New Jersey’s development of an offshore wind supply chain, job creation efforts and environmental stewardship.

“We are pleased to expand our partnership with Ørsted, a global leader in the development of offshore wind,” said PSEG Chairman, President and CEO Ralph Izzo. “As New Jersey’s first offshore wind project, Ocean Wind will lead the way for a productive first step into this forward-leaning industry, bringing with it new skills, jobs and carbon-free energy. Further, this investment in offshore wind energy is well-aligned with our company’s long-term clean energy strategy. We’re excited to continue our close relationship with Ørsted, combining each organization’s expertise to achieve powerful benefits for energy consumers and the state.”

“I’m delighted to extend our partnership with PSEG and welcome them on Ocean Wind, which will contribute significantly to New Jersey’s target of achieving 100% renewable power by 2050,” said Henrik Poulsen, CEO and President of Ørsted. “In addition to clean energy, Ocean Wind will bring jobs and industrial development to the Garden State during development and construction and throughout its operational lifetime. I look forward to delivering this flagship renewable energy project to New Jersey in close cooperation with PSEG.”

“Our two organizations have unmatched expertise and experience constructing complex energy projects,” said David Hardy, CEO for Ørsted Offshore North America. “We’re excited to partner with PSEG due to their extensive knowledge of the market and previous track record and we’re looking forward to providing enough clean energy for 500,000 New Jersey homes.”

“PSEG and Orsted have natural synergies, and matching Ørsted’s global construction expertise with PSEG’s deep local history positions us well to deliver a successful project for New Jersey,” said PSEG Vice President of Offshore Wind Development Lathrop Craig. “As more states look to decarbonize their energy supply, we look forward to this and future opportunities throughout New Jersey and the Mid-Atlantic.”

The Ocean Wind project will generate clean, zero-carbon electricity and power half a million New Jersey homes from its location off the coast of southern New Jersey. Ocean Wind was selected by the state to be the first offshore wind farm as part of its intention to add 7,500 MW of offshore wind generating capacity by 2035; details of the award can be found in the June 2019 announcement from the New Jersey Board of Public Utilities. Expanding zero-carbon energy resources is a key element of New Jersey’s Energy Master Plan and central to Gov. Phil Murphy’s goal of achieving 100% clean energy for the state by 2050.

The Ocean Wind project could provide first power in late 2024, subject to federal permitting timelines, other development and construction activities, and final investment decisions by Ørsted and PSEG. Completion of the acquisition is anticipated to occur in the first half of 2021, subject to approval by the New Jersey Board of Public Utilities and other customary closing conditions.

On July 31, PSEG announced it would explore strategic alternatives related to PSEG Power’s non-nuclear generation fleet, accelerating PSEG’s transition to a primarily regulated and contracted business with a zero-carbon generation platform. In line with this strategy, PSEG continues to evaluate participation in additional offshore wind opportunities in New Jersey and other mid-Atlantic states.

Ørsted is the global leader in offshore wind development and operates 26 wind farms globally including the U.S.’s first offshore wind farm, the Block Island Wind Farm. In January, Ørsted was named the most sustainable company in the world by Corporate Knights.

Wachtell, Lipton, Rosen & Katz is serving as transactional counsel to PSEG. Skadden, Arps, Slate, Meagher & Flom LLP is serving as transaction counsel to Ørsted.

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Public Service Enterprise Group Inc. (PSEG) (NYSE: PEG) is a publicly traded diversified energy company with approximately 13,000 employees. Headquartered in Newark, N.J., PSEG’s principal operating subsidiaries are: Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. PSEG is a Fortune 500 company included in the S&P 500 Index and has been named to the Dow Jones Sustainability Index for North America for 13 consecutive years.

About Ørsted Offshore North America

The Ørsted vision is a world that runs entirely on green energy. Ørsted ranks #1 in Corporate Knights’ 2020 index of the Global 100 most sustainable corporations in the world and is recognized on the CDP Climate Change A List as a global leader on climate action.

In the United States, Ørsted operates the Block Island Wind Farm, America’s first offshore wind farm, and constructed the two-turbine Coastal Virginia Offshore Wind pilot project – the first turbines to be installed in federal waters. Ørsted has secured over 2,900 megawatts of additional capacity through five projects in the Northeast and Mid-Atlantic. Ørsted’s Offshore North America business is jointly headquartered in Boston, Massachusetts and Providence, Rhode Island and employs more than 150 people.

Forward-Looking Statement

The statements contained in this press release that are not purely historical are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on PSEG management’s beliefs as well as assumptions made by and information currently available to PSEG’s management. Factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by PSEG herein are discussed in its Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on its website: https://investor.pseg.com. All of the forward-looking statements made in this press release are qualified by these cautionary statements and PSEG cannot assure you that the results or developments anticipated by PSEG’s management will be realized or even if realized, will have the expected consequences to, or effects on, PSEG or its business, prospects, financial condition, results of operations or cash flows. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this press release apply only as of the date hereof. While PSEG may elect to update forward-looking statements from time to time, it specifically disclaims any obligation to do so, even in light of new information or future events, unless otherwise required by applicable securities laws.

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